L&L Energy Names Former Managing Partner of Deloitte, Andrew Leitch to the Board

SEATTLE, January 24, 2011 /PRNewswire-FirstCall/ -- L & L Energy, Inc., (Nasdaq: LLEN) ("L&L" or the "Company"), a U.S.-based company founded in 1995 with coal mining and distribution businesses in China, announced today that Andrew M. Leitch has been appointed to the Company’s Board of Directors. Mr. Leitch has also been appointed to the Audit Committee as the third independent member.

Mr. Leitch has a distinguished auditing career in international business spanning 28 years, including 20 years as a partner with Deloitte & Touche. While at Deloitte & Touche, Mr. Leitch held several leadership roles across the firm’s Asia operations, including Executive Director of Business Development, and Director of Mergers and Acquisitions. Most recently, he was Chairman, Management Committee Hong Kong from 1997–2000. Mr. Leitch was instrumental in opening the firm’s China practice and has substantial experience across industries and regions in Asia.

Mr. Leitch is a US Citizen, and was a licensed certified public accountant in the state of New York. He has many years experience serving as an independent director of several boards for US public listed companies. With Mr. Leitch joining the Board, L&L’s Audit Committee now consists of two former partners of the “Big 4” accounting firms.

Dickson Lee, Chairman and CEO of L&L Energy commented, “We are delighted to welcome Andy’s high caliber of experience, insight, and leadership to further enhance the quality of our Board of Directors. We look forward to his guidance as we continue to grow.”

About L & L Energy

L & L Energy (Nasdaq: LLEN) was founded in 1995, is headquartered in Seattle, and is engaged in coal mining, washing, coking and distribution in Yunnan and Guizhou Provinces. For more information, see www.llenergyinc.com.

Contact:
David Niederman
The Blueshirt Group
(503) 720-8878
ir@llenergyinc.com

SOURCE L & L Energy, Inc.